Exhibit 99.1

MAGUIRE PROPERTIES COMPLETES DISPOSITION
of
LANTANA MEDIA ENTERTAINMENT CAMPUS

LOS ANGELES, December 16, 2009 – Maguire Properties, Inc. (NYSE: MPG), a Southern California-focused real estate investment trust, announced today that it has completed the sale of the Lantana Media Entertainment Campus in Santa Monica, California to an affiliate of Lionstone Group. Additionally, the Company sold an office property on the Campus to NARAS Properties, Inc., an affiliate of The Recording Academy and internationally recognized for the GRAMMY’S.

This disposition is part of the Company’s previously announced plan to sell certain properties in order to address near-term debt maturities and generate proceeds for general corporate purposes.

Mr. Nelson C. Rising, President and Chief Executive Officer, commented, “Since my appointment in May 2008, I have been focused on addressing debt maturities.  The Company has successfully completed a number of loan extensions and has also eliminated project debt through asset dispositions.  These two transactions eliminated in full $176 million of obligations under two loans which were scheduled to mature in January and June 2010 and generated approximately $19 million in net proceeds after repayment of the loans.”

Arlene Sommer, Executive Managing Director, and Mark Robinson, Corporate Managing Director, of the international tenant advisory firm Studley’s West Los Angeles office represented The Recording Academy in the transaction.

Carl Muhlstein and Andrew McDonald of Cushman & Wakefield represented Maguire Properties in the disposition of the asset.

About Maguire Properties, Inc.

Maguire Properties, Inc. is the largest owner and operator of Class A office properties in the Los Angeles central business district and is primarily focused on owning and operating high-quality office properties in the Southern California market.  Maguire Properties, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, marketing, leasing, acquisitions, development and financing.  For more information on Maguire Properties, visit the Company’s website at www.maguireproperties.com.

About The Lionstone Group

The Lionstone Group is a privately-held Houston-based real estate investment company with a portfolio of commercial real estate in select cities across the US. Lionstone is recognized as one of the largest owners and operators of creative, adaptive reuse office properties in West Los Angeles and Santa Monica, California.  For more information on The Lionstone Group, visit the company’s Web site at www.lionstonegroup.com

About The Recording Academy

Established in 1957, The Recording Academy is an organization of musicians, producers, engineers and recording professionals that is dedicated to improving the cultural condition and quality of life for music and its makers. Internationally known for the GRAMMY Awards — the preeminent peer-recognized award for musical excellence and the most credible brand in music — The Recording Academy is responsible for groundbreaking professional development, cultural enrichment, advocacy, education and human services programs. The Academy continues to focus on its mission of recognizing musical excellence, advocating for the well-being of music makers and ensuring music remains an indelible part of our culture. For more information about The Academy, please visit www.grammy.com. For breaking news and exclusive content, join the organization’s social networks as a Twitter follower at www.twitter.com/thegrammys, a Facebook fan at www.facebook.com/thegrammys, and a YouTube channel subscriber at www.youtube.com/thegrammys.

Business Risks

This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially.  These risks and uncertainties include: risks associated with management’s focus on asset dispositions, loan defaults, cash generation and general strategic matters; risks associated with the timing and consequences of loan defaults and related asset dispositions; risks associated with contingent guarantees by our Operating Partnership; risks associated with our liquidity situation; risks associated with the negative impact of the current credit crisis and economic slowdown; general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases at favorable rates, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; risks associated with our ability to dispose of properties, if and when we decide to do so, at prices or terms set by or acceptable to us; risks and uncertainties affecting property development and construction; risks associated with increases in interest rates, volatility in the securities markets and contraction in the credit markets affecting our ability to extend or refinance existing loans as they come due; risks associated with joint ventures; potential liability for uninsured losses and environmental contamination; risks associated with our potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with our dependence on key personnel whose continued service is not guaranteed.

For a further list and description of such risks and uncertainties, see our Annual Report on Form 10-K/A filed on April 30, 2009 and our Quarterly Report on Form 10-Q filed on November 9, 2009 with the Securities and Exchange Commission.  The Company does not update forward-looking statements and disclaims any intention or obligation to update or revise them, whether as a result of new information, future events or otherwise.

CONTACT:	Maguire Properties, Inc.
Peggy Moretti
Senior Vice President, Investor and Public Relations
(213) 613-4558